Exhibit 3.1

AVINGER, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES E CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

The undersigned, Jeffrey M. Soinski and Nabeel Subainati, do hereby certify that:

1. They are the Chief Executive Officer and Vice President, Finance, respectively, of Avinger, Inc., a Delaware corporation (the “Corporation”).

2. The Corporation is authorized to issue 5,000,000 shares of preferred stock, 126,586 of which have been previously designated.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 5,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the powers, designations, preferences and relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of preferred stock, including without limitation authority to fix the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including, without limitation, sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the powers, designations, preferences and relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions relating to a series of the preferred stock, which shall consist of 5,000 shares which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of debt or other securities, rights or property and does hereby fix and determine the powers, designations, preferences and relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions relating to such series of preferred stock as follows:

SERIES E CONVERTIBLE PREFERRED STOCK

1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Additional Consideration” shall have the meaning set forth in Section 4(c)(iv).

“Attribution Parties” shall have the meaning set forth in Section 6(e).

“Available Proceeds” shall have the meaning set forth in Section 4(c)(ii)(2).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(e).

“Commission” shall have the meaning set forth in Section 6(e).

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified.

“Deemed Liquidation Event” shall have the meaning set forth in Section 4(c)(i).

“DGCL” means the Delaware General Corporation Law.

“Dividend Payment Date” shall have the meaning set forth in Section 3(b).

“Exchange Act” shall have the meaning set forth in Section 6(e).

“Exchange Cap” shall have the meaning set forth in Section 6(d).

“Initial Consideration” shall have the meaning set forth in Section 4(c)(iv).

“Issuance Date” means the first date on which any shares of Series E Preferred Stock are issued by the Corporation.

“Junior Stock” means the Common Stock, the Series A Preferred, the Series B Preferred, the Series C Preferred, and any other classes or series of capital stock ranking junior to the Series E Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation or upon a Deemed Liquidation Event, or in respect of the payment of dividends or rights of redemption (and, in each case, any rights or options to acquire any Junior Stock).

“Maximum Permitted Rate” shall have the meaning set forth in Section 7(d).

“Nasdaq Stockholder Approval” means such approval as may be required by the applicable rules and regulations of The Nasdaq Stock Market (or any successor entity) from the stockholders of the Corporation with respect to the conversion of shares of Series E Preferred Stock and the issuance of the shares of Common Stock issuable upon conversion of the Series E Preferred Stock in excess of the Beneficial Ownership Limitation.

“Participating Dividend Payment Date” shall have the meaning set forth in Section 3(b).

“PIK Shares” shall have the meaning set forth in Section 3(c).

“Preferred Dividend Payment Date” shall have the meaning set forth in Section 3(b).

“Preferred Dividend Period” shall have the meaning set forth in Section 3(b).

“Purchase Agreement” means the Series E Securities Purchase Agreement, dated August 2, 2023, among the Corporation and the original holders of the Series E Preferred Stock, as amended, modified or supplemented from time to time in accordance with its terms.

“Redemption Date” shall have the meaning set forth in Section 7(a).

“Series E Original Issue Price” means, with respect to a share of Series E Preferred Stock, $1,000 (subject to adjustment in the event of stock splits, combinations or similar events).

“Series A Preferred” means the Corporation’s Series A Convertible Preferred Stock, par value $0.001 per share.

“Series B Preferred” means the Corporation’s Series B Convertible Preferred Stock, par value $0.001 per share.

“Series C Preferred” means the Corporation’s Series C Convertible Preferred Stock, par value $0.001 per share.

“Series E Liquidation Amount” shall have the meaning set forth in Section 4(a).

“Transaction Documents” means this Certificate of Designation, the Purchase Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement.

“Term Loan Agreement” means that certain Term Loan Agreement, dated as of September 22, 2015, between the Corporation, the subsidiary guarantors from time to time party thereto and the lenders from time to time party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Underlying Shares” means the shares of Common Stock issued and issuable upon conversion of the Series E Preferred Stock.

“Voting Cap” shall have the meaning set forth in Section 5(a).

2. Designation, Amount and Par Value; Assignment. The series of preferred stock designated by this Certificate of Designation shall be designated as the Corporation’s Series E Convertible Preferred Stock (the “Series E Preferred Stock”) and the number of shares so designated shall be five thousand (5,000). The Series E Preferred Stock shall have a par value of $0.001 per share. The Series E Preferred Stock will initially be issued in book-entry form. The Corporation shall register shares of the Series E Preferred Stock, upon records to be maintained by the Corporation for that purpose (the “Series E Preferred Stock Register”), in the name of the holders of the Series E Preferred Stock thereof from time to time. The Corporation may deem and treat the registered holders of the Series E Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. Shares of Series E Preferred Stock may be issued solely in book-entry form or, if requested by any holder of the Series E Preferred Stock, such holder’s shares may be issued in certificated form. The Corporation shall register the transfer of any shares of Series E Preferred Stock in the Series E Preferred Stock Register, upon surrender of the certificates (if applicable) evidencing such shares to be transferred, duly endorsed by the holder thereof, to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate (or book-entry notation, if applicable) evidencing the shares of Series E Preferred Stock so transferred shall be issued to the transferee and a new certificate (or book-entry notation, if applicable) evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring holder, in each case, within three business days. The provisions of this Certificate of Designation are intended to be for the benefit of all holders of the Series E Preferred Stock from time to time and shall be enforceable by any such holder.

3. Dividends.

(a) The holders of the Series E Preferred Stock shall be entitled to receive:

(i) on each share of Series E Preferred Stock, dividends at a rate of 8% per annum of the Series E Original Issue Price, compounded annually from and after the Issuance Date of any such share of Series E Preferred Stock, which shall be payable as set forth, and out of any funds legally available therefor (the “Preferred Dividends”); and

(ii) when, as and if declared by the Board, out of any funds legally available therefor, dividends on shares of Series E Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends (other than dividends in the form of Common Stock, which shall be made in accordance with Subsection 6(g)) actually paid on shares of Common Stock when, as and if such dividends (other than dividends in the form of Common Stock, which shall be made in accordance with Subsection 6(g)) are paid on shares of Common Stock (the “Participating Dividends” and, together with the Preferred Dividends, the “Dividends”).

The Corporation will not declare or pay any dividends or other distributions on any Junior Stock that would require a Participating Dividend unless it concurrently therewith declares and sets aside for payment or distribution, as applicable, such Participating Dividend for all shares of Series E Preferred Stock then outstanding.

(b) Preferred Dividends shall be cumulative and shall accrue and accumulate annually commencing on the Issuance Date and be payable annually in arrears on December 31 of each year commencing on December 31, 2023 (each, a “Preferred Dividend Payment Date,”) and the period from the Issuance Date to the first Preferred Dividend Payment Date and from the day after a Preferred Dividend Payment Date to the subsequent Preferred Dividend Payment Date being a “Preferred Dividend Period”). Participating Dividends shall be payable as and when paid to the holders of Junior Stock (each such date being a “Participating Dividend Payment Date,” and, together with each Preferred Dividend Payment Date, a “Dividend Payment Date”). Preferred Dividends that are payable on Series E Preferred Stock in respect of any Preferred Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of Preferred Dividends payable on Series E Preferred Stock on any date prior to the end of a Preferred Dividend Period, and for the initial Preferred Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month, and for the period that the Series E Preferred Stock is outstanding. Preferred Dividends shall accumulate whether or not in any Preferred Dividend Period there have been funds of the Corporation legally available for the payment of such Preferred Dividends. Participating Dividends are payable on a cumulative basis once declared, whether or not there shall be funds legally available for the payment thereon.

(c) In lieu of the payment in cash of the Preferred Dividend otherwise payable on any Dividend Payment Date, Preferred Dividends may be paid by issuance and delivery of a number of additional fully paid and nonassessable shares of Series E Preferred Stock (“PIK Shares”) (including, at the Corporation’s option, the payment of cash in lieu of the issuance of fractional PIK Shares) for each holder of the Series E Preferred Stock equal to (i) the aggregate dollar amount of the Preferred Dividend payable to such holder with respect to the Series E Preferred Stock held by such holder as of the Preferred Dividend Payment Date, divided by (ii) the Series E Original Issue Price. The PIK Shares shall be subject to the terms of this Certificate of Designation, including, but not limited to, the Beneficial Ownership Limitation set forth in Section 6(e) and the Voting Cap set forth in Section 5(a). No later than the record date for the determination of stockholders entitled to receive any Preferred Dividend, the Corporation will send written notice to each holder of Series E Preferred Stock stating the amount of PIK Shares, if any, that will be issued and delivered.

4. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

(a) Preferential Payments to Holders of Series E Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series E Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and in the event of a Deemed Liquidation Event (as defined below), the holders of shares of Series E Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds (as defined below), as applicable, before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series E Original Issue Price, plus any Preferred Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series E Preferred Stock been converted into Common Stock pursuant to Section 6 (without regard to any limitations in Section 6(d) or Section 6(e) on the conversion of the Series E Preferred Stock) immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series E Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation legally available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series E Preferred Stock the full amount to which they shall be entitled under this Subsection 4(a), the holders of shares of Series E Preferred Stock shall share ratably in any distribution of the assets legally available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b) Payments to Holders of Junior Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment in full of all Series E Liquidation Amounts required to be paid to the holders of shares of Series E Preferred Stock, any remaining assets of the Corporation legally available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of Series E Preferred Stock pursuant to Subsection 4(a) or the remaining Available Proceeds, as the case may be, shall be distributed among the holders of shares of Junior Stock, pro rata based on the number of shares held by each such holder or otherwise in accordance with the terms of such Junior Stock.

(c) Deemed Liquidation Events.

(i) Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least a majority of the outstanding shares of Series E Preferred Stock elect otherwise by written notice sent to the Corporation at least thirty (30) days prior to the effective date of any such event:

(1) a merger or consolidation in which

a. the Corporation is a constituent party or

b. a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation;

(2) (I) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or (II) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; or

(3) (I) any Change of Control (as defined in the Term Loan Agreement) or (II) any Asset Sale (as defined in the Term Loan Agreement) or series of Asset Sales subject to Section 3.03(b)(i)(x) of the Term Loan Agreement.

(ii) Effecting a Deemed Liquidation Event.

(1) The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 4(c)(i)(1) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation in such Deemed Liquidation Event shall be paid to the holders of capital stock of the Corporation in accordance with Subsections 4(a) and 4(b).

(2) In the event of a Deemed Liquidation Event referred to in Subsections 4(c)(i)(2) or 4(c)(i)(3), if the Corporation does not effect a dissolution of the Corporation under the DGCL within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Series E Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause to require the redemption of such shares of Series E Preferred Stock, and (ii) if the holders of at least a majority of the then outstanding shares of Series E Preferred Stock so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation legally available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Series E Preferred Stock at a price per share equal to the Series E Liquidation Amount; provided that in the event of a Deemed Liquidation Event in respect of which the Corporation would be required to redeem any Junior Stock (other than a redemption solely for shares of Common Stock), the Corporation shall ensure that holders of Series E Preferred Stock shall have an opportunity to exercise their rights under this Subsection 4(c)(ii)(2) and have their shares of Series E Preferred Stock redeemed prior to any redemption of such Junior Stock. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series E Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Series E Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. The provisions of Section 7 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Series E Preferred Stock pursuant to this Subsection 4(c)(ii)(2). Prior to the distribution or redemption provided for in this Subsection 4(c)(ii)(2), and to the fullest extent permitted by the DGCL, the Corporation shall not redeem or make any distribution on any Junior Stock in connection with a Deemed Liquidation Event, or otherwise expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event.

(iii) Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities to be paid or distributed to such holders pursuant to such Deemed Liquidation Event.

(iv) Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 4(a) and 4(b) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration that becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 4(a) and 4(b) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Subsection 4(c)(iv), consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Initial Consideration.

5. Voting.

(a) General. Except as otherwise provided herein or as otherwise required by law, the Series E Preferred Stock shall vote together with shares of Common Stock on an as-converted to Common Stock basis from time to time, and not as a separate class, at any annual or special meeting of stockholders of the Corporation, or with respect to any action taken by written consent in lieu of a meeting, in either case upon the following basis: each share of the Series E Preferred Stock shall be entitled to such number of votes equal to the whole number of shares of Common Stock into which such share of Series E Preferred Stock would then be convertible (pursuant to Section 6 hereof). On any matter which the Series E Preferred Stock is entitled to vote, the holders of Series E Preferred Stock may take action with respect to such matter by written consent in lieu of a meeting.

Notwithstanding the foregoing in this Section 5(a), in no event shall the shares of Series E Preferred Stock be entitled to vote, on an as-converted to Common Stock basis and in the aggregate, more than 19.99% of the voting power of the Corporation’s outstanding shares of capital stock entitled to vote generally in the election of directors (the “Voting Cap”), unless the Nasdaq Stockholder Approval is obtained pursuant to Nasdaq Listing Rule 5635(b) or any successor rule then in effect. The determination of the applicability of the limitation contained in this paragraph shall be made solely by the Corporation in accordance with the rules and regulations of The Nasdaq Stock Market. In the event that the number of votes entitled to be cast by all shares of Series E Preferred Stock would otherwise exceed the Voting Cap, the number of votes that each share of Series E Preferred Stock is entitled to cast shall be reduced on a pro rata basis such that the aggregate number of votes entitled to be cast by all shares of Series E Preferred Stock is equal to the Voting Cap.

(b) Series E Preferred Stock Protective Provisions. Notwithstanding anything herein to the contrary and to the fullest extent permitted by law, at any time when shares of Series E Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Certificate of Designation or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the outstanding shares of Series E Preferred Stock given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i) liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation, Deemed Liquidation Event, or consent to any of the foregoing;

(ii) amend, alter or repeal any provision of this Certificate of Designation in any manner (and for the avoidance of doubt, any amendment, alteration or repeal of any provision of this Certificate of Designation shall not require the approval or consent of any other class or series of stock of the Corporation unless otherwise required by the DGCL);

(iii) amend, alter or repeal any provision of the Certificate of Incorporation (other than this Certificate of Designation) or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series E Preferred Stock;

(iv) create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series E Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation or upon a Deemed Liquidation Event, the payment of dividends and rights of redemption, or increase the authorized number of shares of Series E Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock of the Corporation unless the same ranks junior to the Series E Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation or upon a Deemed Liquidation Event, the payment of dividends and rights of redemption;

(v) (1) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series E Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation or upon a Deemed Liquidation Event, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series E Preferred Stock in respect of any such right, preference, or privilege or (2) reclassify, alter or amend any existing security of the Corporation that is junior to the Series E Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation or upon a Deemed Liquidation Event, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series E Preferred Stock in respect of any such right, preference or privilege;

(vi) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock (or any rights or options to acquire any capital stock) of the Corporation other than (1) redemptions of or dividends or distributions on the Series E Preferred Stock as expressly authorized herein, (2) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock (and in connection therewith any participating dividends on any other Junior Stock in the form of additional shares of Common Stock) and dividends or other distributions payable on the Corporation’s Series A Preferred Stock, (3) the repurchases of Common Stock pursuant to, and in accordance with restricted stock agreements, stock options plans or other benefit plans for management, directors employees or consultants of the Corporation and its subsidiaries in an aggregate amount not to exceed $100,000 in any fiscal year of the Corporation, (4) the payment of cash in lieu of the issuance of fractional shares, (5) the retention of Common Stock in payment of withholding taxes in connection with equity-based compensation plans, and (6) conversions or exchanges of Junior Stock into or for Common Stock; or

(vii) issue any shares of Series E Preferred Stock to any individual, entity or other person other than to the original holders and their affiliates, and any transferees thereof.

6. Optional Conversion. The holders of the Series E Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert.

(i) Conversion Ratio. Each share of Series E Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series E Original Issue Price by the Series E Conversion Price (as defined below) in effect at the time of conversion. The “Series E Conversion Price” shall initially be equal to $0.715. Such initial Series E Conversion Price, and the rate at which shares of Series E Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(ii) Termination of Conversion Rights. In the event of a notice of redemption of any shares of Series E Preferred Stock pursuant to Section 7, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series E Preferred Stock.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series E Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series E Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(c) Mechanics of Conversion.

(i) Notice of Conversion. In order for a holder of Series E Preferred Stock to voluntarily convert shares of Series E Preferred Stock into shares of Common Stock, such holder shall (a) provide written notice in the form attached hereto as Annex A to the Corporation’s transfer agent at the office of the transfer agent for the Series E Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Series E Preferred Stock and, if applicable, any event on which such conversion is or such future time at which such conversion shall be effective (a “Conversion Notice”) and (b), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Series E Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series E Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such Conversion Notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice (or as applicable, the future event or time upon which the conversion was contingent or applicable) and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (as applicable, the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such Conversion Time. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Series E Preferred Stock, or to his, her or its nominees, a certificate or certificates (or a notice of issuance of uncertificated shares, if applicable) for the number of full shares of Common Stock issuable upon such conversion (or a notice of such issuance if uncertificated shares are issued) in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series E Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 6(b) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Series E Preferred Stock converted.

(ii) Reservation of Shares. The Corporation shall at all times when the Series E Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series E Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series E Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series E Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Designation and the Certificate of Incorporation. Before taking any action that would cause an adjustment reducing the Series E Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series E Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Series E Conversion Price.

(iii) Effect of Conversion. All shares of Series E Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 6(b) and to receive payment of any dividends declared but unpaid thereon. Any shares of Series E Preferred Stock so converted shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series E Preferred Stock, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series E Preferred Stock accordingly.

(iv) No Further Adjustment. Upon any such conversion, no adjustment to the Series E Conversion Price shall be made for any declared but unpaid dividends on the Series E Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion. The holder shall be credited for any accrued but unpaid dividends at the time of conversion to be paid in the form of, and at the time prescribed by, Section 3(a).

(v) Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series E Preferred Stock pursuant to this Section 6. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series E Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d) Nasdaq Issuance Limitation. Notwithstanding anything to the contrary herein, the Corporation shall not be obligated to issue, and a holder of the Series E Preferred Stock shall not have the right to receive, upon conversion of the Series E Preferred Stock, any shares of Common Stock if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock that the Corporation may issue in the aggregate pursuant to the transactions contemplated under the Purchase Agreement without breaching the Corporation’s obligations under the rules or regulations of The Nasdaq Stock Markets (the “Exchange Cap”), unless the Nasdaq Stockholder Approval is obtained pursuant to Nasdaq Listing Rule 5635(b) or any successor rule then in effect.

(e) Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, the Corporation shall not effect any conversion of the Series E Preferred Stock, and a holder shall not have the right to convert any portion of the Series E Preferred Stock, to the extent that, after giving effect to an attempted conversion set forth on an applicable conversion notice, such attempted conversion would result in the holder (together with such holder’s affiliates, and any other person whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable regulations of the Securities and Exchange Commission (the “Commission”), including any “group” of which the holder is a member (the foregoing, “Attribution Parties”)) beneficially owning a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series E Preferred Stock subject to the conversion notice with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted shares of Series E Preferred Stock beneficially owned by such holder or any of its Attribution Parties, and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such holder or any of its Attribution Parties that, in the case of both (i) and (ii), are subject to a limitation on conversion or exercise similar to the limitation contained herein. For purposes of this Subsection 6(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission. For purposes of this Subsection 6(e), in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation’s most recent periodic or annual filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation that is filed with the Commission, or (C) a more recent notice by the Corporation or the Corporation’s transfer agent to the holder setting forth the number of shares of Common Stock then outstanding. Upon the written request of a holder (which may be by email) submitted to the Secretary of the Corporation, the Corporation shall, within three (3) business days thereof, confirm in writing to such holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series E Preferred Stock, by such holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the holder. The “Beneficial Ownership Limitation” shall initially be 19.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such conversion notice (to the extent permitted pursuant to this Section 6(e)). The Corporation shall be entitled to rely on representations made to it by the holder in any conversion notice regarding its Beneficial Ownership Limitation. Notwithstanding the foregoing, by written notice to the Corporation, which will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation, any holder may reset the Beneficial Ownership Limitation percentage applicable to such Holder to a higher or lower percentage; provided, however, that in no case will the Beneficial Ownership Limitation exceed 19.99% unless the required Nasdaq Stockholder Approval has been obtained. Upon such a change by a holder of the Beneficial Ownership Limitation, the Beneficial Ownership Limitation may not be further amended by such holder without first providing the minimum 61-day notice required by this Section 6(e).

(f) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Issuance Date effect a subdivision of the outstanding Common Stock, the Series E Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Issuance Date combine the outstanding shares of Common Stock, the Series E Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(g) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Issuance Date shall make or issue, or fix a record date for the determination of holders of Junior Stock entitled to receive, a dividend or other distribution payable on Junior Stock in additional shares of Common Stock, then and in each such event the Series E Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series E Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock, plus any shares of Common Stock issuable upon conversion of any Junior Stock, in each case issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock, plus any shares of Common Stock issuable upon conversion of any Junior Stock, in each case issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series E Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series E Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the holders of Series E Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series E Preferred Stock had been converted into Common Stock (without regard to any limitations in Section 6(d) or Section 6(e) on the conversion of the Series E Preferred Stock) on the date of such event.

(h) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Issuance Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 3 do not apply to such dividend or distribution, then and in each such event the holders of Series E Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series E Preferred Stock had been converted into Common Stock (without regard to any limitations in Section 6(d) or Section 6(e) on the conversion of the Series E Preferred Stock) on the date of such event.

(i) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 4(c), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series E Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 6(f) or 6(h)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series E Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series E Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 6 with respect to the rights and interests thereafter of the holders of the Series E Preferred Stock, to the end that the provisions set forth in this Section 6 (including provisions with respect to changes in and other adjustments of the Series E Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series E Preferred Stock.

(j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series E Conversion Price pursuant to this Section 6, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series E Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series E Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series E Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series E Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series E Preferred Stock.

(k) Notice of Record Date. In the event:

(i) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series E Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series E Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series E Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series E Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

(l) Mandatory Conversion.

(i) Company Option. Beginning on or after January 1, 2024, and subject to the receipt of any required Nasdaq Stockholder Approval, if the Corporation’s average market capitalization is equal to at least $100,000,000 (A) on such date based on the volume-weighted average closing price per share of Common Stock on such date multiplied by the number of outstanding shares of Common Stock on such date and (B) for the most recently completed fiscal quarter prior to such date based on the volume-weighted average closing price per share of Common Stock for such fiscal quarter multiplied by the number of outstanding shares of Common Stock on the last trading day of such quarter (i) then the Corporation may, at its option, elect that the outstanding shares of Series E Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate as calculated pursuant to Subsection 6(a)(i) (such date, the “Mandatory Conversion Time”) and (ii) such shares may not be reissued by the Corporation as shares of such series; provided no shares of Series E Preferred Stock of any holder shall be automatically converted pursuant to this Section 6(l) to the extent, as a result of such conversion, the Beneficial Ownership Limitation would be exceeded for such holder; and provided further that prior to the Mandatory Conversion Time, the Corporation shall set aside, declare and pay in full all accrued but unpaid Dividends prior to the Mandatory Conversion Time.

(ii) Procedural Requirements. All holders of record of shares of Series E Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series E Preferred Stock pursuant to this Section 6. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Series E Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series E Preferred Stock converted pursuant to Subsection 6(a), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 6(l)(ii). As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Series E Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates (or a notice of issuance of uncertificated shares, if applicable) for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and a certificate (or notice of issuance of uncertificated shares, if applicable) for the number of any remaining shares of Series E Preferred Stock not converted due to the application of the Beneficial Ownership Limitation, and (b) pay cash as provided in Subsection 6(b) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series E Preferred Stock converted. Such converted Series E Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series E Preferred Stock accordingly.

7. Redemption.

(a) General. Unless prohibited by Delaware law governing distributions to stockholders, after the date that Nasdaq Stockholder Approval is deemed effective, shares of Series E Preferred Stock shall be redeemable by the Corporation at its option at a price equal to the Series E Original Issue Price per share, plus any Preferred Dividends accrued but unpaid thereon, whether or not declared, up until but excluding the Redemption Date, as defined below (the “Redemption Price”). Following issuance of a Redemption Notice (defined below), the Corporation shall apply all of its legally available assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by Delaware law governing distributions to stockholders. The date of payment provided in the Redemption Notice shall be referred to as the “Redemption Date.” On the Redemption Date, the Corporation shall redeem the outstanding shares of Series E Preferred Stock. If on the Redemption Date, Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of Series E Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law. Notwithstanding the foregoing, in the event the Corporation has executed a definitive agreement for a Deemed Liquidation Event, then the Redemption Date shall be subject to the consummation of the Deemed Liquidation Event and the Redemption Price per share of Series E Preferred Stock shall be equal to the Series E Liquidation Amount.

(b) Redemption Notice. The Corporation shall send written notice of the mandatory redemption (the “Redemption Notice”) to each holder of record of Series E Preferred Stock not less than thirty (30) days but no more than sixty (60) days prior to each Redemption Date. Each Redemption Notice shall state:

(i) the number of shares of Series E Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(ii) the Redemption Date and the Redemption Price;

(iii) the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Subsection 6(a)); and

(iv) for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series E Preferred Stock to be redeemed.

(c) Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Series E Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 6, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series E Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series E Preferred Stock shall promptly be issued to such holder.

(d) Interest. If any shares of Preferred Stock are not redeemed for any reason on any Redemption Date, all such unredeemed shares shall remain outstanding and entitled to all the rights and preferences provided herein, and the Corporation shall pay interest on the Redemption Price applicable to such unredeemed shares at an aggregate per annum rate equal to twelve percent (12% (increased by one percent (1%) each month following the Redemption Date until the Redemption Price, and any interest thereon, is paid in full), with such interest to accrue daily in arrears and be compounded annually; provided, however, that in no event shall such interest exceed the maximum permitted rate of interest under applicable law (the “Maximum Permitted Rate”), provided, however, that the Corporation shall take all such actions as may be necessary, including without limitation, making any applicable governmental filings, to cause the Maximum Permitted Rate to be the highest possible rate. In the event any provision hereof would result in the rate of interest payable hereunder being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess; provided, however, that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the applicable Redemption Date to the extent permitted by law.

(e) Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Series E Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Series E Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series E Preferred Stock shall cease to accrue on such Redemption Date and thereafter and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.

8. Status of Converted or Redeemed Shares. Any shares of Series E Preferred Stock that are converted, redeemed or otherwise acquired by the Corporation or any of its subsidiaries in accordance with the terms of this Certificate of Designation shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series E Preferred Stock and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series E Preferred Stock accordingly.

9. Waiver. Any of the rights, powers, preferences and other terms of the Series E Preferred Stock set forth herein may be waived on behalf of all holders of Series E Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series E Preferred Stock then outstanding.

10. Notices. Any notice required or permitted to be given to a holder of shares of Series E Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

RESOLVED FURTHER, that the officers of the Corporation be, and they hereby are, authorized and directed, for and in the name and on behalf of the Corporation, to prepare and to file a Certificate of Designation of Series E Preferred Stock in accordance with the foregoing resolution and the provisions of DGCL and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolutions.”

IN WITNESS WHEREOF, Avinger, Inc. has caused this Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock to be executed by the undersigned this 4th day of August, 2023.

/s/ Jeffrey M. Soinski	/s/ Nabeel Subainati
Name: Jeffrey M. Soinski	Name: Nabeel Subainati
Title: President and Chief Executive Officer	Title: Vice President, Finance

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES E CONVERTIBLE PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series E Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of Avinger, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:
Number of shares of Series E Convertible Preferred Stock owned prior to Conversion:
Number of shares of Series E Convertible Preferred Stock to be Converted:
Stated Value of shares of Series E Convertible Preferred Stock to be Converted:
Number of shares of Common Stock to be Issued:
Applicable Conversion Price:
Number of shares of Series E Convertible Preferred Stock subsequent to Conversion:
Address for Delivery: or DWAC Instructions: Broker no: Account no:

[HOLDER]
By:
Name:
Title: